Exhibit 99.1

Skyline Bankshares, Inc. Announces Fourth Quarter 2023 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, February 5, 2024 /(Globe Newswire)/ -- Skyline Bankshares, Inc. (the “Company”) (OTCQX: SLBK) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the fourth quarter of 2023.

The Company recorded net income of $2.2 million, or $0.39 per share, for the quarter ended December 31, 2023, compared to net income of $2.1 million, or $0.37 per share, for the quarter ended September 30, 2023, and compared to net income of $2.9 million, or $0.51 per share, for the same period in 2022. For the year ended December 31, 2023, net income was $9.7 million, or $1.74 per share, compared to net income of $10.3 million, or $1.84 per share, for the year ended December 31, 2022. The earnings for 2023 represent a return on average assets (“ROAA”) of 0.96% and a return on average equity (“ROAE”) of 12.70%, compared to 1.01% and 13.35%, respectively, for the same period last year.

President and CEO Blake Edwards stated, “We are very pleased with our results for 2023, despite the challenges of rapidly rising interest rates, higher deposit costs, and the impacts of inflation on our operating costs. Our team rose to the challenges and finished 2023 with net income of $9.7 million, which is only $581 thousand, or 5.65%, less than our record earnings of $10.3 million in 2022. I’m also proud of the fact that we were able to accomplish this while continuing to grow our Bank by opening two new full-service branches and two loan production offices during the year.”

Edwards continued, “Our net interest margin actually increased slightly from 3.66% in the third quarter of 2023 to 3.69% in the fourth quarter. This came as solid loan growth continued to help offset the overall increases in deposit costs. Our core loans grew at an annualized rate of over 10% in the quarter, and have grown over 8% during 2023; all while maintaining very strong asset quality indicators. Prudent capital management allowed us to increase our dividend by over 30% in 2023 and repurchase over 46 thousand shares of our company’s stock through our ongoing share repurchase program.”

Edwards, concluded, “We expect competition for deposits, increased interest expense, and higher operating costs to continue in the near term, and because of this we expect our entire industry to see continued pressure on earnings and margins. However, as we demonstrated in 2023, our team will continue to focus on our long-term strategy of growing the Skyline franchise and creating shareholder value with an emphasis on relationship-banking and growing our low-cost core deposit base. I believe we remain well positioned for growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●

Net income was $2.2 million, or $0.39 per share, for the fourth quarter of 2023, compared to $2.1 million, or $0.37 per share, for the third quarter of 2023, and $2.9 million, or $0.51 per share, for the fourth quarter of 2022.

●	Net interest margin (“NIM”) was 3.69% for the fourth quarter of 2023, compared to 3.66% in the third quarter of 2023, and 3.93% in the fourth quarter of 2022.
●	Total assets increased $48.1 million, or 4.82%, to $1.05 billion at December 31, 2023 from $997.7 million at December 31, 2022.
●	Net loans increased $62.4 million, or 8.33%, to $811.0 million at December 31, 2023, from $748.6 million at December 31, 2022.
●	Total deposits increased $8.4 million, or 0.91%, to $928.7 million at December 31, 2023, from $920.3 million at December 31, 2022.
●	The Company repurchased 46,712 shares of its common stock through its publicly announced share repurchase program during the year 2023.

Fourth Quarter and Year Ended December 31, 2023 Income Statement Review

Net interest income after provision for credit losses in the fourth quarter of 2023 was $8.9 million compared to $9.2 million in the fourth quarter of 2022, primarily reflecting increased interest expense. Total interest income was $11.7 million in the fourth quarter of 2023, representing an increase of $1.8 million in comparison to the fourth quarter of 2022. Interest income on loans increased in the quarterly comparison by $2.0 million, primarily due to organic loan growth of $63.5 million during 2023, as well as interest rate increases during the same time period. Management anticipates that this loan growth, in addition to higher rates in the current year, will continue to have a positive impact on both earning assets and loan yields. Interest expense on deposits increased by $1.9 million in the quarterly comparison, as a result of rate increases on deposit offerings and migration from lower cost deposits to time deposits. Management anticipates that interest expense on deposits will increase in the near term as competitive pressures for deposits may result in continued increases in rates on deposit offerings, especially on time deposits. Interest on borrowings increased by $341 thousand, primarily due to short-term FHLB advances to fund loan growth.

For the year ended December 31, 2023, net interest income after provision for credit losses was $35.6 million compared to $34.0 million for the year ended December 31, 2022. Interest income increased by $6.8 million, primarily due to an increase of $7.2 million in interest income on loans. Interest expense on deposits increased by $4.9 million in the year over year comparison. As previously discussed, this is a reflection of the increased competitive pressures for deposits. Interest on borrowings increased by $962 thousand in the year over year comparison, due to short-term borrowings utilized to fund loan growth.

Fourth quarter 2023 noninterest income was $1.8 million compared with $1.5 million in the fourth quarter of 2022. Income from service charges and fees increased by $150 thousand. Mortgage origination fees increased by $26 thousand in the quarter over quarter comparison.

For the year ended December 31, 2023 and 2022, noninterest income was $7.0 million and $6.3 million, respectively. The increase of $713 thousand included an increase of $582 thousand in service charges and fees, which offset a $144 thousand decrease in mortgage origination fees. Included in noninterest income for the year 2023 was nonrecurring income of $129 thousand related to loan hedge fees from a correspondent bank, a gain of $197 thousand on the sale leaseback of a branch location, $69 thousand from life insurance contracts, and security losses of $16 thousand. For the year ended December 31, 2022, there was nonrecurring income of $217 thousand from life insurance contracts and security losses of $10 thousand. Excluding these nonrecurring items, noninterest income increased by $541 thousand in the year over year comparison.

Noninterest expense in the fourth quarter of 2023 was $7.9 million compared with $7.2 million in the fourth quarter of 2022, an increase of $729 thousand. There was an increase in salary and benefit costs of $535 thousand due to personnel additions and routine salary adjustments, as well as increased pension and benefit costs. Occupancy and equipment expenses increased $117 thousand in the quarterly comparison primarily due to branch expansion costs. FDIC assessments increased by $55 thousand due to an increase in the base assessment rate in 2023.

For the year ended December 31, 2023, total noninterest expenses increased by $3.0 million compared to the same period in 2022, due in part to employee and branch costs associated with branch expansion. Salary and benefit costs increased by $1.9 million due to personnel additions, routine salary adjustments, and increased benefit costs as previously discussed. Occupancy and equipment expenses increased by $622 thousand, and data processing increased by $260 thousand in the year over year comparison primarily due to the branch expansion costs. FDIC assessments increased by $158 thousand in the twelve-month comparison.

The earnings for 2023 represent a ROAA of 0.96% and a ROAE of 12.66%, compared to a 1.01% and 13.35%, respectively, for the same period last year.

Income tax expense decreased by $118 thousand in the quarter-to-quarter comparison, and decreased by $143 thousand in the year-over-year comparison. The decrease was primarily due to a decrease in net income before taxes of $814 thousand in the quarterly comparison, and a $724 thousand decrease in the year-over-year comparison.

Balance Sheet Review

Total assets increased in the fourth quarter of 2023 by $28.7 million, or 2.83%, to $1.05 billion at December 31, 2023, from $1.02 billion at September 30, 2023, and increased by $48.1 million, or 4.82%, from $997.7 million at December 31, 2022. The increase in assets during the fourth quarter of 2023 was primarily the result of an increase in loans and deposits during the quarter.

Total loans increased during the fourth quarter by $19.9 million, or 2.50%, to $817.7 million at December 31, 2023 from $797.8 million at September 30, 2023, and increased by $62.8 million, or 8.32%, compared to $754.9 million at December 31, 2022. Core loan growth during the fourth quarter of 2023 was at an annualized rate of 10.06% and the core loan growth for 2023 was at a rate of 8.45%. The allowance for credit losses was approximately 0.82% of total loans as of December 31, 2023 compared to 0.83% at December 31, 2022. Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.21% at December 31, 2023 compared to 0.22% at December 31, 2022.

Investment securities increased by $5.6 million during the fourth quarter to $127.4 million at December 31, 2023 from $121.8 million at September 30, 2023, and decreased by $7.8 million from $135.2 million at December 31, 2022. The increase in the fourth quarter of 2023 was primarily a decrease in unrealized losses of $7.0 million, partially offset by paydowns of $1.3 million.

Total deposits increased in the fourth quarter of 2023 by $20.6 million, or 2.28%, to $928.7 million at December 31, 2023 from $908.1 million at September 30, 2023, and increased $8.4 million, or 0.91%, compared to $920.3 million at December 31, 2022. Noninterest bearing deposits increased by $5.5 million and interest-bearing deposits increased by $15.2 million during the quarter. Lower cost interest bearing deposits increased by $3.1 million during the quarter, and time deposits increased by $12.1 million, as customers continue to look for higher returns on their deposits.

Total stockholders’ equity increased by $8.3 million, or 11.05%, to $82.9 million at December 31, 2023, from $74.6 million three months earlier, and increased by $10.0 million, or 13.64%, from $72.9 million at December 31, 2022. The change during the quarter was due to earnings of $2.2 million and $6.1 million in other comprehensive gains during the quarter.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates; general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2022. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending December 31, 2023)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

December 31, 2023; September 30, 2023; December 31, 2022

	December 31,	September 30,	December 31,
(dollars in thousands except share amounts)	2023	2023	2022
	(Unaudited)	(Unaudited)	(Audited)
Assets
Cash and due from banks	$16,811	$16,245	$19,299
Interest-bearing deposits with banks	4,808	1,449	10,802
Federal funds sold	474	221	960
Investment securities available for sale	127,389	121,753	135,151
Restricted equity securities	3,338	3,338	1,950
Loans	817,704	797,761	754,872
Allowance for credit losses	(6,739)	(6,695)	(6,248)
Net loans	810,965	791,066	748,624
Cash value of life insurance	22,909	22,770	22,484
Other real estate owned	-	-	235
Properties and equipment, net	31,183	30,951	31,753
Accrued interest receivable	3,463	3,203	2,979
Core deposit intangible	917	997	1,286
Goodwill	3,257	3,257	3,257
Deferred tax assets, net	5,046	6,796	5,744
Other assets	15,283	15,062	13,210
Total assets	$1,045,843	$1,017,108	$997,734

Liabilities
Deposits
Noninterest-bearing	$305,115	$299,628	$310,510
Interest-bearing	623,627	608,439	609,817
Total deposits	928,742	908,067	920,327

Borrowings	27,500	27,500	-
Accrued interest payable	531	420	95
Other liabilities	6,188	6,485	4,376
Total liabilities	962,961	942,472	924,798

Stockholders’ Equity
Common stock and surplus	33,356	33,366	33,613
Retained earnings	68,866	66,711	62,229
Accumulated other comprehensive loss	(19,340)	(25,441)	(22,906)
Total stockholders’ equity	82,882	74,636	72,936
Total liabilities and stockholders’ equity	$1,045,843	$1,017,108	$997,734
Book value per share	$14.84	$13.36	$12.98
Tangible book value per share(1)	$14.09	$12.60	$12.18

Asset Quality Indicators
Nonperforming assets to total assets	0.17%	0.18%	0.19%
Nonperforming loans to total loans	0.21%	0.23%	0.22%
Allowance for credit losses to total loans	0.82%	0.84%	0.83%
Allowance for credit losses to nonperforming loans	389.31%	365.25%	382.37%

(1) Tangible book value is a Non-GAAP financial measure defined as stockholders’ equity less goodwill and other intangible assets, divided by shares outstanding, that the Company believes is a meaningful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(dollars in thousands except share amounts)	2023	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest income
Loans and fees on loans	$10,843	$10,193	$8,764	$39,877	$32,687
Interest-bearing deposits in banks	68	24	240	279	788
Federal funds sold	3	2	24	29	29
Interest on securities	743	739	820	3,024	2,958
Dividends	68	21	46	156	105
	11,725	10,979	9,894	43,365	36,567
Interest expense
Deposits	2,360	1,902	510	6,617	1,742
Interest on borrowings	389	350	48	1,150	188
	2,749	2,252	558	7,767	1,930
Net interest income	8,976	8,727	9,336	35,598	34,637

(Recovery of) Provision for credit losses	69	182	104	(50)	606
Net interest income after (recovery of) provision for credit losses	8,907	8,545	9,232	35,648	34,031

Noninterest income
Service charges on deposit accounts	580	564	500	2,186	1,906
Other service charges and fees	927	894	857	3,473	3,171
Net realized losses on securities	-	-	(10)	(16)	(10)
Mortgage origination fees	66	37	40	255	399
Increase in cash value of life insurance	138	146	116	576	513
Life insurance income	-	69	-	69	217
Other income	48	207	16	427	61
	1,759	1,917	1,519	6,970	6,257
Noninterest expenses
Salaries and employee benefits	4,087	4,355	3,552	16,704	14,823
Occupancy and equipment	1,311	1,363	1,194	5,032	4,410
Data processing expense	610	606	628	2,231	1,971
FDIC Assessments	143	150	88	588	430
Advertising	219	227	169	768	657
Bank franchise tax	61	105	127	376	506
Director fees	150	60	152	349	354
Professional fees	194	151	200	722	684
Telephone expense	155	144	112	556	482
Core deposit intangible amortization	80	79	105	369	478
Other expense	898	662	852	2,847	2,693
	7,908	7,902	7,179	30,542	27,488
Net income before income taxes	2,758	2,560	3,572	12,076	12,800

Income tax expense	603	496	721	2,376	2,519
Net income	$2,155	$2,064	$2,851	$9,700	$10,281

Net income per share	$0.39	$0.37	$0.51	$1.74	$1.84
Weighted average shares outstanding	5,561,075	5,571,454	5,584,736	5,579,654	5,588,394
Dividends declared per share	$0.00	$0.21	$0.00	$0.42	$0.32

Skyline Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and understanding the Company’s financial condition, capital position and financial results. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. The non-GAAP financial measure presented in this document includes tangible book value per share. The following tables present calculations underlying non-GAAP financial measures.

	December 31,	September 30,	December 31,
(dollars in thousands except share amounts)	2023	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)
Tangible Common Equity
Total stockholders’ equity (GAAP)	$82,882	$74,636	$72,936
Less: Goodwill	(3,257)	(3,257)	(3,257)
Less: Core deposit intangible	(917)	(997)	(1,286)
Tangible common equity (non-GAAP)	$78,708	$70,382	$68,393
Common stock shares outstanding	5,584,204	5,587,704	5,617,416
Tangible book value per share	$14.09	$12.60	$12.18